Mail Stop 3561

      							 September 22, 2005



By Facsimile and U.S. Mail

Mr. J.A. Cardwell, Sr.
Petro Stopping Centers Holdings, L.P.
Chairman and Chief Executive Officer
6080 Surety Drive
El Paso, TX 79905

Re:	Petro Stopping Centers Holdings, L.P.
      Forms 10-K Fiscal Year Ended December 31, 2004
      Filed March 29, 2005
		File No. 333-87371-01
      Forms 10-K/A Fiscal Year Ended December 31, 2004
      Filed September 19, 2005
      File No. 333-87371-01


Dear Mr. Cardwell:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.


								Sincerely,



								Michael Moran
      Accounting Branch Chief